Exhibit 99.1

Manitex International, Inc. Announces Closing of ASV, Inc. Joint Venture with Terex Corporation

BRIDGEVIEW, Il., December 22, 2014 – Manitex International, Inc. (Nasdaq: MNTX), a leading international provider of cranes and specialized material and container handling equipment, today announced that it has successfully completed the formation of its Joint Venture with Terex Corporation (NYSE:TEX), and has become the majority owner of ASV, effective December 19, 2014. As a result of the transaction, Manitex now owns 51% of ASV and Terex owns 49% of ASV. ASV’s financial results will be included in Manitex International Inc.’s consolidated results beginning in the fourth quarter of 2014.

ASV manufactures and sells a line of high quality compact track and skid steer loaders. Trailing twelve months sales for ASV, Inc. were approximately $130 million with Adjusted EBITDA* of approximately $14.9 million for the same period.

David J. Langevin, Chairman and CEO of Manitex International commented, “We are pleased to be partners with Terex on ASV, and we believe that the transaction is consistent with our long-term diversification strategy in the capital equipment industry. As a niche player, we are continually looking for ways to expand our product offering to our dealers, enter new markets, and position ourselves for future growth. ASV offers us an opportunity to participate in a new area for our business with a company that has an established substantial market position and with an effective and strong partner. This is a great addition to the Manitex product portfolio.”

The consideration for Manitex’s majority share in ASV was $25 Million, consisting of a $20 million investment by Terex in MNTX common stock and debt securities, and $5 million in cash. The joint venture had borrowings of approximately $44 million at closing which is non-recourse to Manitex and Terex.

* Adjusted EBITDA is calculated by: GAAP Net Income plus Income Tax plus Depreciation and Amortization plus Interest Expense plus Foreign Currency Transaction gains/losses plus Other (Income)/Expenses.

Forward-Looking Statement

Safe Harbor Statement under the U.S. Private Securities Litigation Reform Act of 1995: This release contains statements that are forward-looking in nature which express the beliefs and expectations of management including statements regarding the Company’s expected results of operations or liquidity; statements concerning projections, predictions, expectations, estimates or forecasts as to our business, financial and operational results and future economic performance; and statements of management’s goals and objectives and other similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “we believe,” “we intend,” “may,” “will,” “should,” “could,” and similar expressions. Such statements are based on current plans, estimates and expectations and involve a number of known and unknown risks, uncertainties and other factors that could cause the Company’s future results, performance or achievements to differ significantly from the results, performance or achievements expressed or implied by such forward-looking statements. These factors and additional information are discussed in the Company’s filings with the Securities and Exchange Commission and statements in this release should be evaluated in light of these important factors. Although we believe that these statements are based upon reasonable assumptions, we cannot guarantee future results. Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

About Manitex International, Inc.

Manitex International, Inc. designs, manufactures and markets a portfolio of highly engineered and customizable lifting, material and container handling equipment, spanning boom truck, telescopic, rough terrain and industrial cranes, reach stackers and associated container handling equipment, rough terrain forklifts, mobile liquid and solid containment solutions, and specialized trailers and mission oriented vehicles, including parts support. We have accumulated nearly a dozen brands since going public in 2006 and operate internationally through eight subsidiaries with design and manufacturing facilities in the USA, Canada and Italy.

Manitex Inc, in Georgetown, TX, manufactures a comprehensive line of boom truck and telescopic cranes and sign cranes , primarily used in industrial projects, energy exploration and infrastructure development, including roads, bridges, and commercial construction. Badger Equipment Company, in Winona, MN, manufactures specialized rough terrain and industrial cranes and primarily serves the needs of the construction, municipality, and railroad industries. Our Italian subsidiary, CVS Ferrari, srl, designs and manufactures a range of reach stackers and associated lifting equipment for the global container handling market. Our Manitex Liftking subsidiary is a provider of material handling equipment including the Noble straight-mast rough terrain forklift product line, Lowry high capacity cushion tired forklift as well as specialized carriers, heavy material handling transporters and steel mill equipment. Manitex Liftking’s rough terrain forklifts are used in commercial applications and by the world’s largest military and peace keeping organizations. Our subsidiary, Manitex Load King located in Elk Point, South Dakota is a manufacturer of specialized engineered trailers and hauling systems, typically used for transporting heavy equipment. Manitex Sabre based in Knox, Indiana, builds mobile specialized tanks for liquid storage and containment solutions for a variety of end markets such as petrochemical, waste management and oil and gas drilling. Manitex Valla located in Piacenza, Italy, manufactures a full range of mobile precision pick and carry cranes from 2 to 90 tons, using electric, diesel, and hybrid power options with configurable special applications designed specifically to meet the needs of its customers.

Our Crane and Machinery division is a Chicago based distributor of cranes including Terex truck and rough terrain cranes, PM knuckle boom cranes and our own Manitex International brands. Crane and Machinery provides aftermarket service in its local market as well as being a leading distributor of OEM crane parts, supplying parts to customers throughout the United States and internationally. The division also provides a wide range of used and refurbished lifting and construction equipment of various ages and conditions as well as operating a rental fleet of equipment to the Tri-state area.

Company Contact:

Manitex International, Inc. David Langevin Chairman and Chief Executive Officer (708) 237-2060 djlangevin@manitexinternational.com	Darrow Associates, Inc. Peter Seltzberg, Managing Director Investor Relations (516) 510-8768 pseltzberg@darrowir.com